Exhibit 99.1

Praxair Reports First-Quarter Results

  Sales of $2.4 billion, 14% above prior-year quarter
  Adjusted net income of $340 million and adjusted diluted EPS of $1.09, up 17%*
  Raises full-year adjusted diluted EPS guidance to $4.50 - $4.65*. Second-quarter diluted EPS guidance of $1.10 to $1.15

DANBURY, Conn.--(BUSINESS WIRE)--April 28, 2010--Praxair, Inc. (NYSE: PX) reported first-quarter net income and diluted earnings per share of $314 million and $1.01, respectively. These results include the impact of a $27 million pre-tax charge, or 8 cents of diluted earnings per share, related to currency devaluation in Venezuela. Excluding this charge, adjusted net income and earnings per share were $340 million and $1.09, 17% above the prior-year quarter.*

Sales in the first quarter were $2,428 million, 14% above the previous-year quarter. Sales growth came primarily from higher overall volumes in all geographic regions and foreign currency appreciation. Volume growth was broad-based across most end-markets. Chemicals, metals and electronics showed the strongest pick-up, while growth in manufacturing is lagging. Similarly, adjusted operating profit in the first quarter of $506 million grew 14% from the prior-year quarter.*

The company generated strong cash flow from operations in the quarter. First-quarter cash flow of $483 million funded $288 million of capital expenditures, primarily for new production plants under long-term contracts with customers. The company paid dividends of $138 million and repurchased $68 million of stock, net of issuances. The company issued $500 million of 2.125% notes maturing in 2013 to refinance a note maturing in May 2010. The after-tax return-on-capital ratio and return on equity for the quarter were 13.6%, and 25.4%, respectively.*

Commenting on the results and business outlook, Chairman and Chief Executive Officer Steve Angel said, “We are seeing signs of volume recovery in all our end markets, though the strength varies significantly by geography. Asia and South America showed the strongest underlying sequential growth, while in the US and Europe, recovery was slower but began to accelerate in March.

For the balance of 2010, we are optimistic that growth in the US and Europe will continue to improve, but at a modest pace. In Brazil, China, India, and Mexico, we are seeing robust business-development activity and a strong recovery of base-business volumes. We added several new projects in South America and India to our large project backlog this quarter, which extends the visibility of our sales and earnings growth out into 2012 and beyond. Our business strategy of disciplined and selective project investment in key emerging markets where we have a strong presence and can generate high returns on our capital is serving us well. In addition, our focus on pricing and gains from productivity programs in our base business will continue to support our strong earnings.”

For the second quarter of 2010, Praxair expects diluted earnings per share in the range of $1.10 to $1.15.

For the full year of 2010, Praxair expects sales in the area of $10 billion. The company expects adjusted diluted earnings per share to be in the range of $4.50 to $4.65,* excluding the 8-cent impact from Venezuela currency devaluation in the first quarter. Full-year capital expenditures are expected to be about $1.4 billion, and the effective tax rate is forecasted to remain at about 28%.

Following is additional detail on first-quarter 2010 results by segment.

In North America, first-quarter sales were $1,238 million, 6% above the prior-year period due primarily to volume growth. By end-market, the strongest sales growth was to chemicals, metals, and electronics markets. Operating profit of $277 million grew 8% from the prior-year quarter due to higher volumes and lower fixed costs. Sequentially, sales grew 5% from the 2009 fourth quarter due primarily to improving merchant liquid volumes.

In Europe, first-quarter sales were $338 million compared to $303 million in the prior year. Excluding currency effects, sales grew 7% primarily from higher volumes in Spain and Germany. Operating profit was $67 million in the quarter, compared to $63 million in the prior-year quarter due to higher volumes and currency effects. Compared to the 2009 fourth quarter, sales and operating profit declined as the depreciation of the euro offset modest sequential volume growth.

In South America, first-quarter sales were $458 million compared to $353 million in the prior-year period. Excluding positive currency effects, sales grew 9% due primarily to higher volumes to metals and manufacturing customers, and higher overall pricing. Operating profit was $109 million, compared to $75 million the prior-year period due to currency effects, higher volumes, and higher pricing.

Sales in Asia grew 43% from the prior-year quarter to $258 million. Excluding currency and cost pass-through effects, underlying sales grew 29% from sharply higher volumes. Sales growth was primarily driven by electronics, higher on-site and merchant volumes across the region and new plant start-ups. Operating profit was $34 million, 31% above the prior-year quarter. Underlying growth in China, India, and Korea remains strong; sales were lower sequentially due to typical seasonal effects of the Chinese New Year.

Praxair Surface Technologies had first-quarter sales of $136 million compared to $123 million in the prior-year quarter. Sales growth was attributable primarily to an acquisition in 2009, partially offset by lower volumes of industrial gas turbine coatings. Operating profit was $19 million in the quarter versus $22 million in the prior-year period and in the 2009 fourth quarter, due to acquisition integration expenses and lower volumes, partially offset by strong productivity gains.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2009 sales of $9 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

*See the attachments for calculations of non-GAAP measures. First-quarter operating profit, income taxes, net income, diluted earnings per share and full-year diluted earnings per share are adjusted to exclude a charge of $27 million ($26 million after-tax, or 8 cents per diluted share) due primarily to the Venezuela currency devaluation.

Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary, and Appendix: Non-GAAP Measures.

A teleconference on Praxair’s first-quarter results is being held this morning, April 28, at 11:00 am Eastern Time. The number is (617) 597-5361 -- Passcode: 69131398. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of tax, environmental, home healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s latest Annual Report on Form 10-K filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

PRAXAIR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share data)
(UNAUDITED)

	Quarter Ended
	March 31,
	2010	2009

SALES (a)	$2,428	$2,123
Cost of sales	1,381	1,195
Selling, general and administrative	294	265
Depreciation and amortization	228	199
Research and development	18	18
Venezuela currency devaluation (b)	27	-
Other income (expense) - net	(1)	(4)
OPERATING PROFIT	479	442
Interest expense - net	32	35
INCOME BEFORE INCOME TAXES AND EQUITY INVESTMENTS	447	407
Income taxes	131	114
INCOME BEFORE EQUITY INVESTMENTS	316	293
Income from equity investments	7	5
NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	323	298
Less: noncontrolling interests	(9)	(8)
NET INCOME - PRAXAIR, INC.	$314	$290

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS

Basic earnings per share	$1.02	$0.94

Diluted earnings per share	$1.01	$0.93

Cash dividends	$0.45	$0.40

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic shares outstanding (000's)	306,793	307,818
Diluted shares outstanding (000's)	311,159	311,311
(a)

Sales for the 2010 quarter increased $21 million due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales for the quarter increased $142 million due to currency effects versus 2009.

(b)	The 2010 quarter includes a charge of $27 million ($26 million after-tax, or $0.08 per diluted share), related to the Venezuela currency devaluation. See appendix for non-GAAP measures which exclude the impact of this charge.

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(UNAUDITED)

	March 31,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$376	$45
Accounts receivable - net	1,645	1,579
Inventories	377	377
Prepaid and other current assets	224	222
TOTAL CURRENT ASSETS	2,622	2,223

Property, plant and equipment - net	8,998	8,990
Goodwill	2,046	2,070
Other intangibles - net	139	142
Other long-term assets	922	892
TOTAL ASSETS	$14,727	$14,317

LIABILITIES AND EQUITY
Accounts payable	$704	$730
Short-term debt	101	227
Current portion of long-term debt	571	71
Other current liabilities	813	785
TOTAL CURRENT LIABILITIES	2,189	1,813

Long-term debt	4,732	4,757
Other long-term liabilities	2,076	2,099
TOTAL LIABILITIES	8,997	8,669

EQUITY
Praxair, Inc. shareholders' equity	5,398	5,315
Noncontrolling Interests	332	333
TOTAL EQUITY	5,730	5,648
TOTAL LIABILITIES AND EQUITY	$14,727	$14,317

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(UNAUDITED)

	Quarter Ended
	March 31,
	2010	2009
OPERATIONS
Net income - Praxair, Inc.	$314	$290
Noncontrolling interests	9	8
Net income (including noncontrolling interests)	323	298

Adjustments to reconcile net income to net cash provided
by operating activities:
Venezuela currency devaluation and other charges, net of payments (a)	25	(18)
Deferred income taxes	46	36
Depreciation and amortization	228	199
Accounts receivable	(84)	94
Inventory	(2)	20
Payables and accruals	-	(259)
Pension contributions	(8)	(8)
Other	(45)	(13)
Net cash provided by operating activities	483	349

INVESTING
Capital expenditures	(288)	(293)
Acquisitions, net of cash acquired	(4)	(2)
Divestitures and asset sales	8	5
Net cash used for investing activities	(284)	(290)

FINANCING
Debt (decrease) increase - net	356	71
Issuances of common stock	22	16
Purchases of common stock	(90)	-
Cash dividends - Praxair, Inc. shareholders	(138)	(123)
Excess tax benefit on stock option exercises	5	3
Noncontrolling interest transactions and other	(5)	(3)
Net cash provided by (used for) financing activities	150	(36)

Effect of exchange rate changes on cash and
cash equivalents	(18)	(1)

Change in cash and cash equivalents	331	22
Cash and cash equivalents, beginning-of-period	45	32

Cash and cash equivalents, end-of-period	$376	$54
(a)	The charge of $27 million in the 2010 first quarter related to the Venezuela currency devaluation had no cash flow impact and is reflected as an adjustment to reconcile net income to net cash provided by operating activities. Also, this line includes cash payments of $2 million and $18 million in the 2010 and 2009 quarters, respectively, related to the 2008 cost reduction program.

PRAXAIR, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Millions of dollars)
(UNAUDITED)

	Quarter Ended
	March 31,
	2010	2009
SALES
North America (a)	$1,238	$1,164
Europe (b)	338	303
South America (c)	458	353
Asia (d)	258	180
Surface Technologies (e)	136	123
Total sales	$2,428	$2,123

OPERATING PROFIT
North America (a)	$277	$256
Europe (b)	67	63
South America (c)	109	75
Asia (d)	34	26
Surface Technologies (e)	19	22
Segment operating profit	506	442
Venezuela currency devaluation	(27)	-
Total operating profit	$479	$442
(a)	North American 2010 sales for the quarter increased $3 million, due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales increased $39 million for the quarter due to currency effects versus 2009.
(b)	European 2010 sales for the quarter increased $3 million, due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales increased $14 million for the quarter due to currency effects versus 2009.
(c)	South American 2010 sales increased $75 million for the quarter due to currency effects versus 2009.
(d)	Asian 2010 sales for the quarter period increased $16 million, due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales increased $9 million for the quarter due to currency effects versus 2009.
(e)

Surface Technologies 2010 sales for the quarter period decreased $1 million, due to lower cost pass-through, with minimal impact on operating profit compared to 2009. Sales increased $5 million for the quarter due to currency effects versus 2009. On July 1, 2009, Praxair acquired Sermatech International Holdings Corp., which contributed sales of $20 million in the 2010 quarter.

PRAXAIR, INC. AND SUBSIDIARIES
QUARTERLY FINANCIAL SUMMARY
(Millions of dollars, except per share data)
(UNAUDITED)

	2010	2009
	Q1 (b)	Q4	Q3 (b)	Q2	Q1
FROM THE INCOME STATEMENT
Sales	$2,428	$2,407	$2,288	$2,138	$2,123
Cost of sales	1,381	1,370	1,277	1,190	1,195
Selling, general and administrative	294	274	284	265	265
Depreciation and amortization	228	223	217	207	199
Research and development	18	18	20	18	18
Venezuela currency devaluation and other charges	27	-	306	-	-
Other income (expenses) – net	(1)	(10)	(10)	(11)	(4)
Operating profit	479	512	174	447	442
Interest expense - net	32	33	32	33	35
Income taxes	131	133	(187)	109	114
Income from equity investments	7	6	7	6	5
Net income (including noncontrolling interests)	323	352	336	311	298
Less: noncontrolling interests	(9)	(12)	(11)	(12)	(8)
Net income - Praxair, Inc.	$314	$340	$325	$299	$290

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS
Diluted earnings per share	$1.01	$1.09	$1.04	$0.96	$0.93
Cash dividends per share	$0.45	$0.40	$0.40	$0.40	$0.40
Diluted weighted average shares outstanding (000's)	311,159	312,624	312,182	312,429	311,311

FROM THE BALANCE SHEET
Total debt	$5,404	$5,055	$5,235	$5,107	$5,045
Total capital (a)	11,134	10,703	10,642	10,053	9,420
Debt-to-capital ratio (a)	48.5%	47.2%	49.2%	50.8%	53.6%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations	$483	$709	$547	$563	$349
Capital expenditures	288	355	334	370	293
Acquisitions	4	3	117	9	2
Cash dividends	138	123	122	123	123

OTHER INFORMATION
Number of employees	26,010	26,164	26,432	26,139	26,533
After-tax return on capital (ROC) (a)	13.6%	14.1%	13.6%	13.8%	13.8%
Return on Praxair, Inc. shareholders' equity (ROE) (a)	25.4%	26.2%	26.2%	27.5%	28.7%

SEGMENT DATA
SALES
North America	$1,238	$1,180	$1,162	$1,120	$1,164
Europe	338	351	323	306	303
South America	458	461	436	395	353
Asia	258	274	232	199	180
Surface Technologies	136	141	135	118	123
Total sales	$2,428	$2,407	$2,288	$2,138	$2,123
OPERATING PROFIT
North America	$277	$261	$263	$264	$256
Europe	67	76	68	61	63
South America	109	111	94	70	75
Asia	34	42	37	33	26
Surface Technologies	19	22	18	19	22
Segment operating profit	506	512	480	447	442
Venezuela currency devaluation and other charges	(27)	-	(306)	-	-
Total operating profit	$479	$512	$174	$447	$442
(a)	Non-GAAP measure, see Appendix.

(b)	The first quarter 2010 includes a charge of $27 million ($26 million after-tax, or $0.08 per diluted share), related to the Venezuela currency devaluation. The third quarter 2009 includes a charge of $306 million ($7 million after-tax benefit, or $0.02 per diluted share) related to a federal tax amnesty program in Brazil and other charges. See Appendix.

PRAXAIR, INC. AND SUBSIDIARIES
APPENDIX
NON-GAAP MEASURES
(Millions of dollars, except per share data)
(UNAUDITED)

The following non-GAAP measures are intended to supplement investors’ understanding of the company’s financial information by providing measures which investors, financial analysts and management use to help evaluate the company’s financing leverage, return on net assets employed and operating performance. Special items which the company does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. Adjusted amounts exclude the impact of the 2010 first quarter Venezuela currency devaluation and the 2009 third quarter Brazil tax amnesty program and other charges which helps investors understand underlying performance on a comparable basis.

		2010	2009
		Q1	Q4	Q3	Q2	Q1

Debt to Capital Ratio - The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how the company is financing its operations.

	Total debt	$5,404	$5,055	$5,235	$5,107	$5,045
	Equity:
	Praxair, Inc. shareholders' equity	5,398	5,315	5,085	4,638	4,073
	Noncontrolling interests	332	333	322	308	302
	Total equity	5,730	5,648	5,407	4,946	4,375
	Total Capital	$11,134	$10,703	$10,642	$10,053	$9,420

	Debt to capital ratio	48.5%	47.2%	49.2%	50.8%	53.6%

After -tax return on Capital (ROC) - After-tax return on capital is a measure used by investors, financial analysts and management to evaluate the return on net assets employed in the business. ROC measures the after-tax operating profit that the company was able to generate with the investments made by all parties in the business (debt, noncontrolling interests and Praxair, Inc. shareholders’ equity).

	Adjusted operating profit (a)	$506	$512	$480	$447	$442
	Less: adjusted income taxes (a)	(132)	$(133)	$(126)	$(109)	$(114)
	Less: tax benefit on interest expense	(9)	(9)	(9)	(9)	(10)
	Add: income from equity investments	7	6	7	6	5

	Net operating profit after-tax (NOPAT)	$372	$376	$352	$335	$323

	Beginning capital	$10,703	$10,642	$10,053	$9,420	$9,336
	Ending capital	$11,134	$10,703	$10,642	$10,053	$9,420
	Average capital	$10,919	$10,673	$10,348	$9,737	$9,378

	ROC %	3.4%	3.5%	3.4%	3.4%	3.4%

	ROC % (annualized)	13.6%	14.1%	13.6%	13.8%	13.8%

Return on Praxair, Inc. Shareholder's equity (ROE) - Return on Praxair, Inc. shareholders' equity is a measure used by investors, financial analysts and management to evaluate operating performance from a Praxair shareholder perspective. ROE measures the net income attributable to Praxair, Inc. that the company was able to generate with the money shareholders have invested.

	Adjusted net income - Praxair, Inc. (a)	$340	$340	$318	$299	$290

	Beginning Praxair, Inc. shareholders' equity	$5,315	$5,085	$4,638	$4,073	$4,009
	Ending Praxair, Inc. shareholders' equity	$5,398	$5,315	$5,085	$4,638	$4,073
	Average Praxair, Inc. shareholders' equity	$5,357	$5,200	$4,862	$4,356	$4,041

	ROE %	6.3%	6.5%	6.5%	6.9%	7.2%

	ROE % (annualized)	25.4%	26.2%	26.2%	27.5%	28.7%

(a)	Adjusted Operating Profit and Operating Profit Margin, Income Taxes, Effective Tax Rate, Net income - Praxair, Inc., Diluted EPS, and Full-Year Diluted EPS Guidance

		First Quarter		Third Quarter
		2010		2009
	Adjusted Operating Profit and Operating Profit Margin
	Reported operating profit	$479		$174
	Add: Venezuela currency devaluation and other charges (b)	27		306
	Adjusted operating profit	$506		$480

	Reported sales	$2,428		$2,288
	Adjusted operating profit margin	21%		21%

	Adjusted Income Taxes
	Reported income taxes	$131		$(187)
	Add: Venezuela currency devaluation and other charges (b)	1		313
	Adjusted income taxes	$132		$126

	Adjusted Effective Tax Rate
	Reported income before income taxes and equity investments	$447		$142
	Add: Venezuela currency devaluation and other charges (b)	27		306
	Adjusted income before income taxes and equity investments	$474		$448

	Adjusted income taxes (above)	$132		$126
	Adjusted effective tax rate	28%		28%

	Adjusted Net Income - Praxair, Inc.
	Reported net income - Praxair, Inc.	$314		$325
	Add: Venezuela currency devaluation and other charges (b)	26		(7)
	Adjusted net income - Praxair, Inc.	$340		$318

	Percentage change from 2009 first quarter	17%

	Adjusted Diluted EPS
	Diluted weighted average shares	311,159		312,182

	Reported diluted EPS	$1.01		$1.04
	Add: Venezuela currency devaluation and other charges (b)	0.08		(0.02)
	Adjusted diluted EPS	$1.09		$1.02

	Percentage change from 2009 first quarter	17%

	Adjusted Full-Year 2010 Diluted EPS Guidance
		Low End	High End
	Expected full-year 2010 diluted EPS	$4.42	$4.57
	Add: Venezuela currency devaluation (b)	0.08	0.08
	Adjusted expected full-year 2010 EPS	$4.50	$4.65

	Reported 2009 diluted EPS	$4.01	$4.01
	Less: Brazil tax amnesty program and other charges (b)	(0.02)	(0.02)
	Adjusted full-year 2009 diluted EPS	$3.99	$3.99

	Percentage change from 2009	13%	17%

(b)	Represent non-GAAP adjustments to eliminate the impact of (i) 2010 first quarter Venezuela currency devaluation and (ii) 2009 third quarter Brazil tax amnesty program and other charges. The company does not believe these items are indicative of on-going business trends and, accordingly, their impacts are excluded from the adjusted non-GAAP amounts so that investors can better evaluate and analyze historical and future business trends on a consistent basis.

	(i)	On January 8, 2010, Venezuela announced a devaluation of the Venezuelan bolivar and created a two tier exchange rate system. Under the new system, a 2.60 exchange rate between the bolivar and the U.S. dollar (which implies 17.3% devaluation) will apply for essential goods while an exchange rate of 4.3 (implying 50% devaluation) will apply for all remaining sectors, including Praxair's operations. In the first quarter 2010, Praxair recorded a $27 million charge ($26 million after-tax or $ 0.08 per diluted share) due primarily to the remeasurement of the local Venezuelan balance sheet to reflect the new official 4.3 exchange rate.

	(ii)	The 2009 third quarter period include a net after-tax benefit of $7 million ($306 million pre- tax charge offset by a $313 million tax benefit), or $0.02 per diluted share, related primarily to a third quarter Federal tax amnesty program in Brazil and other charges. (See Note 2 of Praxair's 2009 Annual Report on Form 10-K)

CONTACT:
Praxair, Inc.
Media
Susan Szita Gore, 203-837-2311
susan_szita-gore@praxair.com
or
Investors
Elizabeth Hirsch, 203-837-2354
liz_hirsch@praxair.com